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                                                                     EXHIBIT 4.4

NEITHER THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS RF MICRO DEVICES, INC. RECEIVES AN OPINION OF COUNSEL, WHICH MAY BE IN- HOUSE COUNSEL OF HOLDER, REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.


                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE


$10,000,000.00            Greensboro, North Carolina                June 6, 1996

                  FOR VALUE RECEIVED, the undersigned, RF MICRO DEVICES, INC., a North Carolina corporation ("Maker"), promises to pay to the order of TRW INC. ("Payee"; Payee and any subsequent holder[s] hereof individually and collectively referred to as the "Holder"), the sum of up to TEN MILLION and NO/100 DOLLARS ($10,000,000.00), or so much thereof as shall have been advanced from time to time and remain unpaid, together with interest thereon, all as hereinafter provided.

                  1. Principal Advances; Interest and Principal Payments. Provided no Event of Default (as hereinafter defined) shall have occurred and be continuing, Maker shall be entitled, at any time and from time to time prior to December 6, 1997, to request advances of principal under this Note exclusively (unless Holder otherwise agrees in writing) for use in funding the planning and construction and the operational, working capital and related requirements of the Foundry to be used to manufacture Licensed Products described in the License and Technical Assistance Agreement dated of even date herewith (the "License Agreement") between Payee and Maker (the "Permitted Uses"). Each request for an advance of principal hereunder shall (i) be in writing and addressed to Holder at Holder's principal corporate office as shown in paragraph 7 below, or at such other place as Holder may designate to Maker in writing, (ii) be delivered to Holder in accordance with the notice provisions of paragraph 7 not less than two business days prior to the date of the requested advance, and (iii) specify (with appropriate wire transfer instructions) the amount of the advance and the account of Maker to which such advance should be deposited. Every request for advance shall contain or be accompanied by the following:

                  (a) A letter, signed by the President or Chief Financial Officer of Maker describing in reasonable detail the intended use of the proceeds of such advance (which use must be a Permitted Use);

                  (b) An officer's certificate signed by the President and Chief Financial Officer of Maker certifying that there has been no default of this Note or any event which, with notice or lapse of time, or both, would constitute such a default; and

                  (c) Such additional information, certificates and other documents as may be reasonably required by Holder for making such advance.
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Not later than 2:00 p.m., Greensboro, North Carolina time, on the date specified for the advance in Maker's written notice, the Holder shall transfer or cause to be transferred the amount of the requested advance for deposit, in immediately available funds, to Maker's account as specified in Maker's written notice.
Maker agrees that Payee shall be authorized to complete Schedule A attached hereto and incorporated herein by reference to evidence advances made under this Note.

                  The unpaid principal amount of this Note shall bear simple interest from the date of advance until paid at the rate of six percent (6%) per annum.

                  Subject to the prior conversion of this Note in accordance with paragraph 3, all principal and accrued interest on this Note is payable in full in a lump sum on June 6, 2003 (the "Maturity Date").

                  Subject to the prior conversion of this Note in accordance with paragraph 3, or if an Event of Default (as defined herein) occurs and is continuing (in which case the amounts due will be accelerated), all principal and accrued interest shall be made in lawful money of the United States of America and shall be made to Holder at Holder's principal corporate office as shown in paragraph 7 or at such other place as Holder may designate to Maker in writing.

                  Regardless of any other provision of this Note or in any documents otherwise relating hereto, no Holder of this Note shall ever be entitled to receive, collect or apply as interest on the principal of this Note any amount in excess of the maximum rate of interest allowable under applicable law, and if any Holder of this Note ever receives, collects or applies as interest hereon any such excess, such amount that would be excessive interest shall be deemed a partial prepayment of principal and shall be treated as such, and if the principal is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether the interest paid or payable on the principal outstanding under this Note exceeds the maximum rate of interest allowable under applicable law, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) spread the total amount of interest throughout the entire contemplated term hereof; provided that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the maximum rate of interest allowable under applicable law, Payee shall either apply or refund to Maker the amount of such excess as herein provided, and in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the maximum rate of interest allowable under applicable law.

                  2. Prepayments. This Note may be prepaid prior to the Payment Date, at the option of Maker, as a whole at any time, or in part from time to time (in multiples of $10,000), without premium or penalty. Maker shall give notice of its intent to prepay this Note by giving written notice thereof to the Holder not less than five nor more than 20 days prior to the date fixed for such prepayment in such notice and shall specify the amount to be prepaid and the date fixed for such prepayment. Upon the giving of notice of any prepayment, Maker will prepay (unless Holder has exercised the conversion rights granted in paragraph 3 below) on the date therein fixed for prepayment the amount to be prepaid as specified in the notice. Any prepayment received by Holder shall be applied first to interest accrued to the date of prepayment and then to principal. Upon any partial prepayment or conversion (as provided in paragraph 3 below) of this Note, this Note shall, at the option of the Holder thereof, be either (i) surrendered to Maker in exchange for a new Note


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in a principal amount equal to the principal amount remaining unpaid on the Note surrendered (and for purposes of the foregoing provisions of this paragraph to be deemed to be the same Note and not a novation of the indebtedness represented thereby), or (ii) made available to Maker at the principal office of the Holder of such Note for notation thereon of the portion of the principal so prepaid, except that, so long as the Payee shall hold this Note, Maker agrees that the Payee may make notation of any portion of the principal so paid on the back of this Note.

                  3.       Conversion of Note.

                  (a) General. The Holder shall have the right at such Holder's option, at any time and from time to time up to and including December 31, 1998, to convert, from time to time, subject to the terms and provisions of this paragraph 3, all or any portion of the then outstanding principal of this Note into RFMD Shares (as defined below) at the price of $9.00 per share; or, in case an adjustment of such price has taken place pursuant to the provisions of paragraph 3(c), then at the price as last adjusted (referred to herein as the "Conversion Price") upon surrender of this Note, the principal of which (or any portion thereof) is so to be converted, to Maker at any time during usual business hours together with written notice (hereinafter referred to as "Conversion Notice"), that Holder elects to convert this
         Note into such RFMD Shares in accordance with the provisions of this paragraph 3, and specifying the name or names in which the RFMD Shares issuable upon conversion shall be registered, together with the addresses of the persons so named, and, if so required by Maker, accompanied by a written instrument or instruments of transfer in form satisfactory to Maker duly executed by the registered Holder or its attorney duly authorized in writing. Notwithstanding the foregoing, Holder agrees that prior to delivery of the Conversion Notice it shall comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Maker shall be prohibited from making any prepayments hereunder until five days following the earlier of the date any waiting period imposed by the HSR Act terminates or lapses or Holder withdraws its Conversion Notice as provided below. If action is taken by the Federal Trade Commission or the United States Department of Justice to enjoin Holder's exercise of the conversion privilege provided in this paragraph 3, Maker agrees to reasonably cooperate with Holder, at Holder's request and expense, to contest such enjoinment. Holder may, at any time prior to the final settlement in its favor of any action to prevent the exercise of its conversion rights, withdraw the Conversion Notice. Subject to the foregoing, Holder shall convert this Note in full immediately prior to the closing of a Public Offering (as defined below) in which the per share price to the public is at least $12.

                  The term "RFMD Shares" shall mean, (i) if the proposed conversion date is prior to the closing of a Public Offering (as hereinafter defined), shares of a class or series of Maker's convertible preferred stock to be created (in accordance with the provisions of Article 2 of the Maker's Articles of Incorporation) with an original issue price of $9.00 per share (the "New Preferred Shares"), which New Preferred Shares shall have preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations which are substantially identical to, and ranking on a parity with, the preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of (i) the class of the Maker's Preferred Stock the shares of which were issued immediately prior to the first to occur of (x) any conversion of all or any portion of the principal amount of this Note or (y) the exercise in whole or in part of Maker's Warrant No. 3, provided that


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         such shares were issued in a bona fide transaction or series of related transactions, the aggregate gross proceeds from which payable to the Maker were at least $5,000,000 or (ii) if such proceeds were less than $5,000,000, then shares of Maker's Class C Convertible Preferred Stock, except that in either event the dividend, liquidation and redemption amounts of the New Preferred Stock may be different insofar as such differences are based solely on the relative differences in original issue prices of such stock and the New Preferred Stock or (ii) after a Public Offering, shares of Maker's Common Stock, no par value ("Common Stock"). "Public Offering" means an underwritten public offering pursuant to an effective registration statement under the Securities
         Act of 1933, as amended, covering the offer and sale to the public of Common Stock resulting in gross proceeds to Maker (before deduction of underwriters' commissions and expenses) of not less than $15,000,000 and at a price per share to the public which implies a pre-financing fully diluted valuation of Maker of at least $75,000,000.

                  (b) Procedures. As promptly as practicable after the surrender, as herein provided, of this Note for conversion, in whole or in part, and the receipt of the Conversion Notice relating thereto, Maker shall deliver to Holder certificates representing the number of fully paid and nonassessable RFMD Shares into which this Note may be converted in accordance with the provisions of this paragraph 3 and, if such conversion was partial, deliver to Holder a new Note as provided in paragraph 2 above. Subject to the following provisions of this paragraph 3(b), such conversion shall be deemed to have been made at the close of business on the date that this Note shall have been surrendered for conversion together with the Conversion Notice, so that the rights of the Holder of this Note as a Noteholder shall cease at such time and the person or persons entitled to receive the RFMD Shares upon conversion of this Note shall be treated for all purposes as having become the record holder or holders of such RFMD Shares at such time and such conversion shall be at the Conversion Price in effect at such time and all accrued but unpaid interest on the principal amount so converted shall be forgiven. Notwithstanding the foregoing, no such surrender on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the RFMD Shares upon such conversion as the record holder or holders of such RFMD Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such RFMD Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open and such conversion shall be at the Conversion Price in effect at the close of business on such next succeeding day. If the last day for the exercise of the conversion right shall not be a business day, then such conversion right may be exercised on the next succeeding business day.

                  (c) Adjustments. The provisions of this paragraph 3(c) shall, except as provided in paragraph 3(c)(i) below, apply only in the event the RFMD Shares to be issued upon conversion of this Note are shares of Common Stock.

                           (i) If Maker shall at any time (a) make a subdivision
                  of shares of Common Stock outstanding or (b) pay a dividend or make a distribution in shares of Common Stock, the Conversion Price in effect immediately prior to such action shall be proportionately decreased, and in case Maker shall at any time reduce the number of shares of Common Stock outstanding, by combination or otherwise, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. If the RFMD Shares


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                  are New Preferred Shares and Maker takes any action described in the foregoing sentence, the Conversion Price in effect immediately prior to each of such events will be adjusted proportionately to reflect such event; provided, however, that such proportionate adjustment may instead be made pursuant to the terms of the New Preferred Shares. Any adjustment made pursuant to this paragraph 3(c)(i) shall, in the case of a subdivision or combination, become effective as of the effective date thereof, and shall, in the case of a dividend or distribution, become effective as of the close of business on the record date for the determination of shareholders entitled thereto.

                           (ii) In the event Maker at any time or from time to
                  time shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in securities of Maker other than shares of Common Stock, then and in each such event provision shall be made so that Holder shall receive upon conversion hereof in addition to the number of shares of Common Stock receivable hereupon, the amount of securities of Maker that it would have received had this Note been converted into shares of Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by it as aforesaid during such period, giving application to all other adjustments called for during such period under this paragraph 3(c) with respect to the rights of Holder.

                           (iii) If the shares of Common Stock issuable upon the
                  conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in paragraph 3(c)(i) above, or a reorganization, merger, consolidation or sale of assets provided for in paragraph 3(c)(iv) below), then and in each such event Holder shall have the right thereafter to convert this Note into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                           (iv) If at any time or from time to time there shall
                  be a capital reorganization of the shares of Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph 3(c)) or a merger or consolidation of Maker with or into another corporation, or the sale of all or substantially all Maker's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that Holder shall thereafter be entitled to receive upon conversion of this Note, the number of shares of stock or other securities or property of Maker, or of the successor corporation resulting from such merger or consolidation or sale, to which a


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                  holder of that number of shares of Common Stock deliverable upon conversion of this Note would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 3(c) with respect to the rights of Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 3(c) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) shall be applicable after that event as nearly equivalent as may be practicable.

                  (d) Computation. In each case of an adjustment or readjustment of the Conversion Price or the number of RFMD Shares or other securities issuable upon conversion of this Note, Maker shall, at its expense, cause its independent certified public accountants to compute such adjustment or readjustment in accordance herewith and to prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder of this Note as provided in paragraph 7 below within 30 days after such adjustment occurs. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

                  (e) Issuance of Stock. The Company agrees that at all times it will have a sufficient number of authorized but unissued shares to permit conversion of this Note and will reserve 1,111,111 shares of its Common Stock for such purposes. The Company covenants that all RFMD Shares which shall be issued upon exercise of Holder's rights under this paragraph 3 shall be duly and validly issued, fully-paid and non-assessable.

                  (f) Certificates. The issuance of certificates for RFMD Shares upon the conversion of this Note shall be made without charge to the converting Holder for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, Holder; provided, however, that Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder and Maker shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to Maker the amount of such tax or shall have established to the satisfaction of Maker that such tax has been paid.

                  (g) Termination. Notwithstanding anything in this Note to the contrary, at such time as the total number of RFMD Shares into which portions of the outstanding principal amount hereof have then been converted, plus the number of RFMD Shares purchased upon exercise of Maker's Warrant No. 3, equals 1,111,111 (subject to adjustment as provided in paragraph 3(c)), the Holder shall no longer have the right to convert any remaining balance of this Note into RFMD Shares.

                  4.       Subordination Provisions.

                  (a) Applicable Provisions. Maker covenants and agrees, and Payee and each subsequent Holder of this Note by acceptance hereof likewise covenants and agrees, that, anything in this Note to the contrary notwithstanding, the payment of all indebtedness


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         evidenced by this Note is subordinated to certain indebtedness of Maker in accordance with the terms and conditions of and to the extent and in the manner set forth in paragraphs 4(b) through (g).

                  (b) Subordination in General. Notwithstanding anything in this Note to the contrary, the payment of all indebtedness evidenced by this
         Note is subordinated to all Senior Indebtedness (as hereinafter defined) of Maker, whether such Senior Indebtedness is outstanding on the date hereof or is hereafter created, and all extensions, renewals or refundings of such Senior Indebtedness, unless, by the terms of the instrument creating or evidencing such Senior Indebtedness, it is specifically provided that such Senior Indebtedness is not superior in right of payment to the indebtedness evidenced by this Note. For purposes of this Note, the term "Senior Indebtedness" shall mean (i) indebtedness of Maker for money heretofore, now or hereafter borrowed by Maker from Silicon Valley Bank and any of its affiliates or divisions, its successors and assigns ("SVB") or any other commercial lender in an amount up to $25 million in the aggregate, (ii) indebtedness of Maker for money heretofore, now or hereafter borrowed by Maker ("Foundry Debt") from SVB or any other lender in excess of the amount set forth in (i) used solely for the planning and construction and the operational, working capital and related requirements of the Foundry to be used to manufacture Licensed Products described in the License Agreement, (iii) any modifications, renewals, extensions or refundings of indebtedness of the kind described in clauses (i) and
         (ii) preceding in an amount up to $25 million in the aggregate, plus any amount of Foundry Debt, and (iv) such other indebtedness of Maker as may be consented to in writing by the Holder of this Note.

                  (c) Subordination Upon Distribution of Assets. Upon any distribution of the assets of Maker in any dissolution, winding up, liquidation or reorganization of Maker (whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of Maker or otherwise), the holders of all Senior Indebtedness shall first be entitled to receive payment in full, in accordance with the terms of such Senior Indebtedness, of the principal thereof (and premium, if any) and the interest and all other amounts due thereon, or with respect thereto (including without limitation all interest accruing after the commencement by Maker of any bankruptcy, insolvency or similar proceedings) before any Holder of this Note is entitled to receive any payment upon the principal (and premium, if any) or interest on indebtedness evidenced by this Note; and, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities (other than shares of stock of Maker as reorganized or adjusted or readjusted or securities of Maker or any other entity provided for by its plan of reorganization or readjustment, the payment of which is subordinate to the payment of all Senior Indebtedness that may at the time be outstanding and which are provided for by a plan or reorganization or readjustment that does not alter the rights of the holders of Senior Indebtedness at the time outstanding and under which such other entity, if any, assumes all Senior Indebtedness at the time outstanding), to which the Holder of this Note would be entitled except for the provisions of this paragraph 4(c) shall be made by the liquidating trustee or agent or other persons making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which such instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account


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         of the principal of (and premium, if any) and interest and other amounts due on the Senior Indebtedness held or represented by each, to the extent necessary to pay in full all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

                  Notwithstanding the foregoing, if, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities (other than shares of stock of Maker as reorganized or readjusted or securities of Maker or any other entity provided for by its plan of reorganization or readjustment, the payment of which is subordinate to the payment of all Senior Indebtedness that may at the time be outstanding and which are provided for by a plan of reorganization or readjustment that does not alter the rights of the holders of Senior Indebtedness at the time outstanding and under which such other entity, if any, assumes all Senior Indebtedness at the time outstanding), shall be received by a Holder of this Note before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all of such Senior Indebtedness shall have been paid in full, after giving effect to the concurrent payment or distribution (or provision therefor) to the holders of any of such Senior Indebtedness. In addition, if Holder receives a payment or distribution as provided above at a time when it has actual knowledge that it is obligated to pay over such amount, it shall upon receipt use its best efforts to segregate the proceeds thereof during the time they are in the possession of Holder.

                  (d) Maturity of Other Indebtedness. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal of, and interest on, all such matured Senior Indebtedness shall first be paid in full before any payment on account of principal of or interest on this Note is made.

                  (e) Default on Senior Indebtedness. Upon a default in the payment of principal or interest with respect to any Senior Indebtedness (including a default in the payment of principal and interest upon stated maturity), or upon the happening of any event of default with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, then, during the continuance of any such default and for a period not to exceed one hundred twenty (120) days from the date of such default, no amount shall be paid by Maker, and the Holder of this Note shall not be entitled to receive, any amount in respect of the principal of, or interest on, this Note unless and until (i) such default shall have been remedied or waived, or (ii) expiration of the period of one hundred twenty (120) days from the date of such default, whichever shall first occur.

                  Nothing contained in this paragraph 4 of this Note shall affect the obligation of Maker to make, or prevent Maker from making, payment (or any prepayments permitted hereunder) of principal of, or interest on, this Note, except under the conditions described in the provisions of paragraphs 4(c) or (d) or this paragraph 4(e). Notwithstanding any other provision of this Note, no payment of any kind (including, without limitation, prepayments) shall be made under this Note if the making of such payment would cause any event of default to occur under the Senior Indebtedness.


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                  (f) Subrogation. Subject to the payment in full of all Senior
         Indebtedness, the Holder of this Note shall be subrogated to the rights of the holders of all Senior Indebtedness to receive payments or distributions of assets of Maker applicable to the Senior Indebtedness until this Note shall be paid in full and none of the payments or distributions to holders of the Senior Indebtedness to which the Holder or this Note would be entitled except for the provisions of the foregoing paragraphs 4(c) through (d) of this Note shall, as between Maker, its creditors, and the Holders of this Note, be deemed to be a payment by Maker to, or on account of, Senior Indebtedness of Maker; it being understood that the subordination provisions of this Note are and are intended solely for the purpose of defining the relative rights of the Holder of this Note, on the one hand, and the holders of the Senior Indebtedness on the other hand, and nothing contained in this Note is intended to or shall impair, as between Maker, its creditors, and the Holders of this Note, the obligation of Maker, which is unconditional and absolute, to pay to the Holder of this Note the principal of, and interest on, this Note as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder of this Note and creditors of Maker other than holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default hereunder, subject to the rights, if any, under the subordination provisions of this Note, of the holders of Senior Indebtedness in respect of cash, property or securities of Maker received on the exercise of any such remedy.

                  (g) Reliance by Holders of Senior Indebtedness. Each Holder of this Note agrees that each holder of Senior Indebtedness, whether outstanding at the date of this Note or incurred hereafter, shall have purchased or accepted or will purchase or accept such Senior Indebtedness in reliance upon the subordination provisions contained in this Note. In the event of any legal action by the holder of any Senior Indebtedness to enforce its rights hereunder, such holder shall be entitled to recover, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys' fees, incurred in such action.

                  (h) Specific Provisions in Favor of SVB. Without limiting the generality of the foregoing provisions, the Holder of this Note agrees to the following provisions in favor of SVB:

                           (i) The Holder of this Note shall promptly deliver to
                  SVB in the form received (except for endorsements or assignment by the holder of this Note where required by SVB) for application to its Senior Indebtedness any payment, distribution, security or proceeds received by the Holder of this Note with respect to its subordinated debt other than in accordance with the subordination provisions contained herein. In addition, if Holder receives a payment or distribution as provided above at a time when it has actual knowledge that it is obligated to pay over such amount, it shall upon receipt use its best efforts to segregate the proceeds thereof during the time they are in the possession of Holder.

                           (ii) If, at any time within two years after payment
                  in full of its Senior Indebtedness, any payments of the Senior Indebtedness must be disgorged by SVB for any reason (including, without limitation, the bankruptcy of Maker), the subordination provisions herein provided and the


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
                  relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and the Holder of this Note shall immediately pay over to SVB all payments received with respect to this Note to the extent that such payments would have been prohibited hereunder.

                           (iii) At any time and from time to time, without
                  notice to the Holder of this Note, SVB may take such actions (other than increasing the maximum principal amount) with respect to its Senior Indebtedness as SVB, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Maker, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Indebtedness and any collateral securing the Senior Indebtedness, and enforcing or failing to enforce any rights against Maker or any other person. No such action or inaction or delay shall impair or otherwise affect SVB's rights hereunder. The Holder of this Note waives, but only to the extent of SVB's claims with respect to Senior Indebtedness, the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, and the Holder of this Note agrees that it shall not assert any such defenses.

                  5. Covenants. The Maker covenants and agrees that at all times until this Note shall be repaid in full, it shall

         (a)      comply in all material respects with all applicable laws;

         (b) use the proceeds hereof only for the planning and construction and the operational, working capital and related requirements of the Foundry to be used to manufacture Licensed Products described in the License Agreement;

         (c) maintain a sufficient number of authorized RFMD Shares to allow for the full conversion of this Note;

         (d) pay and promptly discharge, when due, all taxes, assessments, governmental charges and claims for labor, materials and supplies incurred in the ordinary course of business, except in those instances where the validity or amount thereof is being contested in good faith and by appropriate legal or administrative proceedings, and an adequate reserve therefor has been established on its books;

         (e) maintain books of account in accordance with generally accepted accounting principles, consistently applied, provide Holder upon reasonable notice the opportunity to inspect Maker's financial records and deliver to Holder within 15 days after receipt by Maker all audited financial statements of Maker;

         (f) preserve and keep in full force and effect its corporate existence and take all reasonable steps to maintain its property in good order and repair;


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
         (g) not incur any indebtedness (i.e. liability for money borrowed and specifically excluding capital lease obligations) in excess of an aggregate amount of $25 million except for Foundry Debt; and

         (h) not authorize, declare or pay any cash dividends until such time as the Foundry described in (b) above is an Operational Foundry (as defined in the License Agreement).

                  6. Events of Default. The occurrence or existence of any one of the following events or conditions shall constitute an "Event of Default":

                  (a) Maker shall fail to pay the principal of, or interest on, this Note when the same becomes due and payable in accordance with the terms hereof;

                  (b) Maker shall fail to perform any covenant or agreement made herein (other than payment as provided in (a) above) and such failure shall continue for a period of thirty (30) days after receipt from Holder of a written notice requesting Holder to cure such failure; or

                  (c) Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for sixty (60) days; or

                  (d) The acceleration of any indebtedness aggregating $1,000,000 because of a default that has not been cured within 30 days.

                  Maker covenants and agrees that it will notify the Payee if it becomes aware of the occurrence of any Event of Default.

                  7. Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may, by notice in writing to Maker, declare the entire unpaid principal of the Note to be due and payable immediately, and upon any such declaration the principal and unpaid interest of the Note shall become and be immediately due and payable, and the Holder of this Note may thereupon proceed to enforce the payment of this Note or to enforce any other legal or equitable right of such Holder. In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys' fees actually incurred, all court and other costs and the reasonable costs of any other collection efforts. Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by Payee of any of such remedies. Maker further waives, to the fullest extent permitted by law, the right to plead any and all statutes of limitation as a defense to any acceleration of this Note.

                  8. Notices; Miscellaneous. All notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be deemed to have been delivered on the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered, or on the day following the date delivered to an overnight courier such as Federal Express, Airborne, Emery or similar reputable national courier with guaranteed overnight delivery, or on the date of facsimile transmission:

                           (i)      If to Payee, to:

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, Ohio 44124
                                    Attention: Secretary

                                    With copies to:

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, Ohio 44124
                                    Attention: Treasurer

                                    and

                                    TRW Inc.
                                    TRW Space & Electronics Group
                                    One Space Park
                                    Redondo Beach, CA 90278
                                    Attention: V.P., Finance
                                    Facsimile Number: (310) 812-7838

                           (ii)     If to Maker, to:

                                    RF Micro Devices, Inc.
                                    7431-D W. Friendly Avenue
                                    Greensboro, North Carolina 27410
                                    Attention:  President
                                    Facsimile Number: (910) 299-9809

                           (iii) If to any other holder other than Payee, to
                  such address (or facsimile number as the case may be) as may have been designated by notice given Maker by such holder.

                  Maker, Payee or any other holder hereof may designate a different address or facsimile number by notice given in accordance with the foregoing.

                  From time to time, without affecting the obligations of Maker or its legal representatives, successors or assigns to pay the outstanding principal balance or interest of this Note and observe the covenants of Maker contained herein and in the documents and instruments related hereto, without giving notice to or obtaining the consent of Maker, or its legal representatives, successor or assigns, and without liability on the part of Holder, Holder may, at the option of Holder (but subject to at least 5 days prior written notice to SVB), extend the time for payment of said outstanding principal balance or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance or join in any extension or subordination agreement, and agree in writing with Maker to modify the rate of interest or period of amortization of this Note or change the amount of the payments hereunder. No one or more of such actions shall constitute a novation or otherwise affect or impair the indebtedness evidenced hereby. No amendment may be made to paragraph 4 of this Note without the prior written consent of SVB. The subordination provisions hereinabove contained shall bind any successors or assignees of the Holder of this Note and shall benefit any successors or assigns of any holder of Senior Indebtedness, and, if Maker refinances all or any portion of Senior Indebtedness with a new lender, such new lender shall be deemed a successor of the holder of such Senior Indebtedness for all purposes hereof.

                  A director, officer, employee or stockholder, as such, of Maker shall not have any liability for any obligations of Maker under the Note or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability, other than for fraud or willful misconduct in connection with the issuance of this Note or the procuring of funds pursuant hereto.

                  This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina (without regard to principles of conflicts of laws) and applicable Federal law.

                                  RF MICRO DEVICES, INC.



                                  By:
                                     -------------------------------------------
                                       David A. Norbury
                                       President and Chief Executive Officer


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